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Exhibit 99.1

Regal Entertainment Group

Consolidated Statements of Operations Information

For the Fiscal Quarter and Full Year Ended 12/30/04

(dollars in millions, except per share data)

	13 Weeks Dec. 30, 2004	52 Weeks Dec. 30, 2004
Revenues:
Admissions	$428.4	$1,657.9
Concessions	165.8	636.4
Other operating revenues	48.9	173.7

Total revenues	643.1	2,468.0
Operating expenses:
Film rental and advertising costs	235.3	878.5
Cost of concessions	24.5	94.9
Rent expense	76.9	287.0
Other operating expenses	158.1	638.1
General and administrative expenses	15.6	63.5
Merger and restructuring expenses and amortization of deferred stock compensation	1.5	6.4
Depreciation and amortization	43.8	174.6
Net loss (gain) on disposal and impairment of operating assets	2.5	(1.4)
Net loss on lawsuit settlements	13.5	5.3

Income from operations	71.4	321.1
Interest expense, net	28.2	95.6
Minority interest in earnings of consolidated subsidiaries	—	0.9
Loss on debt extinguishment	—	76.1
Other, net	(0.1)	6.5

Income before income taxes	43.3	142.0
Provision for income taxes	18.8	59.5

Net income	$24.5	$82.5

Diluted earnings per share	$0.16	$0.55
Adjusted diluted earnings per share, excluding loss on debt extinguishment, merger and restructuring expenses and deferred stock compensation expense, net of related tax effects	$0.17	$0.88
Weighted average number of diluted shares outstanding (in millions):	153.6	149.2

Consolidated Summary Balance Sheet Information

(dollars in millions)

As of Dec. 30, 2004
Cash and cash equivalents	$243.9
Total assets	2,542.4
Total debt	2,005.8
Stockholders' equity	69.0

Reconciliation of Net Income to Total EBITDA and Net Cash Provided by Operating Activities

(dollars in millions)

	13 Weeks Dec. 30, 2004	52 Weeks Dec. 30, 2004
Net income	$24.5	$82.5
Interest expense, net	28.2	95.6
Provision for income taxes	18.8	59.5
Depreciation and amortization	43.8	174.6

Total EBITDA	115.3	412.2
EBITDA—Theatre group, net of inter-company eliminations	97.6	355.6
EBITDA—Regal CineMedia	17.7	56.6

Total EBITDA	115.3	412.2
Interest expense, net	(28.2)	(95.6)
Provision for income taxes	(18.8)	(59.5)
Deferred income taxes	(1.0)	2.2
Changes in operating assets and liabilities	110.7	50.1
Loss on debt extinguishment	—	76.1
Other items, net	0.7	1.9

Net cash provided by operating activities	$178.7	$387.4

Reconciliation of Total EBITDA to Total Adjusted EBITDA

(dollars in millions)

	13 Weeks Dec. 30, 2004	52 Weeks Dec. 30, 2004
Total EBITDA	$115.3	$412.2
Loss (gain) on disposal and impairment of operating assets	2.5	(1.4)
Net loss on lawsuit settlements	13.5	5.3
Merger and restructuring expenses and amortization of deferred stock compensation	1.5	6.4
Loss on debt extinguishment	—	76.1
Minority interest and other, net	(0.1)	7.4

Total Adjusted EBITDA(2)	$132.7	$506.0

Adjusted EBITDA—Theatre group, net of inter-company eliminations	$115.0	$449.0

Adjusted EBITDA—Regal CineMedia	$17.7	$57.0

Free Cash Flow

(dollars in millions)

	13 Weeks Dec. 30, 2004	52 Weeks Dec. 30, 2004
Net cash provided by operating activities	$178.7	$387.4
Capital expenditures	(43.5)	(124.3)
Proceeds from asset sales	5.0	51.3

Free cash flow(2)	$140.2	$314.4

Reconciliation of Earnings Per Diluted Share

(dollars in millions, except per share data)

	13 Weeks Dec. 30, 2004	52 Weeks Dec. 30, 2004
Net income	$24.5	$82.5
Loss on debt extinguishment, net of related tax effects	—	45.7

Net income, excluding loss on debt extinguishment, net of related tax effects	24.5	128.2
Merger and restructuring expenses and amortization of deferred stock compensation, net of related tax effect	0.9	3.8

Net income excluding loss on debt extinguishment, merger and restructuring expenses and amortization of deferred stock compensation, net of related tax effects	$25.4	$132.0

Weighted average number of diluted shares	153.6	149.2
Adjusted earnings per diluted share, excluding loss on debt extinguishment, merger and restructuring expenses and amortization of deferred stock compensation, net of related tax effects(1)	$0.17	$0.88
Earnings per diluted share	$0.16	$0.55

(1)
We have included adjusted earnings per diluted share, which excludes loss on debt extinguishment, merger and restructuring expenses and amortization of deferred stock compensation, net of related tax effects, because we believe it provides investors with a useful industry comparative and is a financial measure used by management to assess the performance of our Company.

(2)
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, loss on debt extinguishment, net loss on lawsuit settlements, merger and restructuring expenses and amortization of deferred stock compensation, gain/loss on disposal and impairment of operating assets, minority interest in earnings of consolidated subsidiaries and other, net) was approximately $132.7 million, or 20.6% of total revenues, for the quarter ended December 30, 2004. We believe Total EBITDA, Total Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because Total EBITDA, Total Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the performance and liquidity of our Company. Total EBITDA, Total Adjusted EBITDA and Free Cash Flow are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitutes for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by Total EBITDA, Total Adjusted EBITDA and Free Cash Flow are available for management's discretionary use. For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company's 2003 Annual Report on Form 10-K and the Company's 2004 Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2004. Total EBITDA, Total Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.

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  Exhibit 99.1